The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Reports Second-Quarter 2017 Results

Cincinnati, August 2, 2017 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:

•	Second-quarter 2017 net income of $100 million, or 60 cents per share, compared with $123 million, or 74 cents per share, in the second quarter of 2016.

•	$12 million or 13 percent rise in operating income* to $107 million, or 64 cents per share, compared with $95 million, or 57 cents per share, in the second quarter of last year.

•	$23 million decrease in second-quarter 2017 net income, reflecting the after-tax net effect of a $35 million decrease in net realized investment gains.

•	$44.97 book value per share at June 30, 2017, up $2.02 or 4.7 percent since year-end to a new record high.

•	7.0 percent value creation ratio for the first six months of 2017, compared with 10.5 percent for the same period of 2016.

Financial Highlights

(Dollars in millions except per share data)	Three months ended June 30,			Six months ended June 30,
	2017	2016	% Change	2017	2016	% Change
Revenue Data
Earned premiums	$1,241	$1,173	6	$2,449	$2,327	5
Investment income, net of expenses	151	149	1	300	294	2
Total revenues	1,386	1,371	1	2,909	2,735	6
Income Statement Data
Net income	$100	$123	(19)	$301	$311	(3)
Realized investment gains and losses, net	(7)	28	nm	96	68	41
Operating income*	$107	$95	13	$205	$243	(16)
Per Share Data (diluted)
Net income	$0.60	$0.74	(19)	$1.81	$1.87	(3)
Realized investment gains and losses, net	(0.04)	0.17	nm	0.58	0.41	41
Operating income*	$0.64	$0.57	12	$1.23	$1.46	(16)

Book value				$44.97	$42.37	6
Cash dividend declared	$0.50	$0.48	4	$1.00	$0.96	4
Diluted weighted average shares outstanding	166.0	166.5	0	166.2	166.3	0

*
The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures defines and reconciles measures presented in this release that are not based on U.S. Generally Accepted Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement.

CINF 2Q17 Release 1

Insurance Operations Second-Quarter Highlights

•	98.3 percent second-quarter 2017 property casualty combined ratio, improved from 99.3 percent for the second quarter of 2016.

•	6 percent growth in second-quarter net written premiums, reflecting price increases and premium growth initiatives.

•
$165 million second-quarter 2017 property casualty new business written premiums, up 15 percent. Agencies appointed since the beginning of 2016 contributed $19 million or 12 percent of total new business written premiums.

•	2 percent growth in second-quarter 2017 life insurance earned premiums, with $12 million of life insurance subsidiary net income that matched the second quarter of 2016.
Investment and Balance Sheet Highlights

•	1 percent or $2 million increase in second-quarter 2017 pretax investment income, including 2 percent growth for stock portfolio dividends and 1 percent growth for bond interest income.

•	Three-month increase of 2 percent in fair value of total investments at June 30, 2017, including a 2 percent increase for the stock portfolio and a 2 percent increase for the bond portfolio.

•	$2.257 billion parent company cash and marketable securities at June 30, 2017, up 6 percent from year-end 2016.

Rising Underwriting Profits
Steven J. Johnston, president and chief executive officer, commented: “Operating income rose 13 percent compared with last year’s second quarter result. Higher insurance underwriting profits drove most of the improvement, supported by steadily rising income from our investment portfolio. Cash and invested assets reached $17 billion, reflecting higher valuations and new securities purchased with the cash flow from our growing insurance operations.

“The improvement in insurance underwriting profit of $13 million over last year’s second quarter, and $17 million over the first quarter of 2017, reflects our determination to stay disciplined in our efforts to segment accounts and to charge an appropriate price for each risk. Even as competition in the market heats up, we’ve maintained commercial lines and excess and surplus lines price increases on average at a low-single-digit percentage rate, and personal lines average increases in the mid-single-digit percentage rates.

“Weather-related catastrophe losses contributed approximately 10 points to both our second quarter combined ratio of 98.3 percent and first half combined ratio of 99.0 percent. While these combined ratio results are within our long-term target of 95 percent to 100 percent, we believe continuing to stick to our model and focusing on the basics of our business will sustain the momentum we’ve gained in the second quarter and improve results during the second half of the year.”

Growth Through All Market Cycles
“We believe combining our hallmark of personal service with data-driven analytics will allow us to grow profitably through all market cycles. Through the first half of 2017, net written premiums grew 7 percent, bolstered by the strategic expansion of our independent agency force, overall insured exposure growth and investments in reinsurance assumed, high net worth personal lines insurance and excess and surplus lines insurance.

“Cincinnati Re, our reinsurance assumed operation, contributed 2 percentage points to the premium growth we've experienced through June.

“For the first half of 2017, new business written premiums for our agencies’ high net worth clients grew nearly 90 percent, and excess and surplus lines new business written premiums grew 28 percent.”

Creating Value for Shareholders
“Our value creation ratio, which considers changes to our book value and the dividends we pay to shareholders, is our main measure for evaluating the value we are creating as a company over time. The board increased our dividend rate in January, and so far this year our book value has grown 5 percent to another record high of $44.97. Our results generated a six-month value creation ratio of 7 percent - within striking distance of our 10 percent or better average annual target for this measure.”

CINF 2Q17 Release 2

Insurance Operations Highlights
Consolidated Property Casualty Insurance Results

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2017	2016	% Change	2017	2016	% Change
Earned premiums	$1,181	$1,114	6	$2,332	$2,210	6
Fee revenues	3	2	50	6	4	50
Total revenues	1,184	1,116	6	2,338	2,214	6

Loss and loss expenses	794	759	5	1,582	1,420	11
Underwriting expenses	367	347	6	727	688	6
Underwriting profit	$23	$10	130	$29	$106	(73)

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	67.3%	68.2%	(0.9)	67.8%	64.2%	3.6
Underwriting expenses	31.0	31.1	(0.1)	31.2	31.2	0.0
Combined ratio	98.3%	99.3%	(1.0)	99.0%	95.4%	3.6

			% Change			% Change
Agency renewal written premiums	$1,090	$1,057	3	$2,147	$2,085	3
Agency new business written premiums	165	143	15	318	268	19
Cincinnati Re net written premiums	40	16	150	80	35	129
Other written premiums	(24)	(22)	(9)	(43)	(47)	9
Net written premiums	$1,271	$1,194	6	$2,502	$2,341	7

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	60.5%	57.8%	2.7	61.0%	59.9%	1.1
Current accident year catastrophe losses	10.0	14.8	(4.8)	10.1	9.3	0.8
Prior accident years before catastrophe losses	(3.0)	(4.4)	1.4	(2.7)	(4.7)	2.0
Prior accident years catastrophe losses	(0.2)	0.0	(0.2)	(0.6)	(0.3)	(0.3)
Loss and loss expense ratio	67.3%	68.2%	(0.9)	67.8%	64.2%	3.6

Current accident year combined ratio before catastrophe losses	91.5%	88.9%	2.6	92.2%	91.1%	1.1

•
$77 million or 6 percent growth of second-quarter 2017 property casualty net written premiums, and six-month growth of 7 percent, with Cincinnati ReSM contributing 2 percentage points to each respective period. The increase also reflected other growth initiatives, price increases and a higher level of insured exposures.

•
$22 million or 15 percent increase in second-quarter 2017 new business premiums written by agencies and six-month growth of 19 percent. The second-quarter increase included a $15 million increase in standard market property casualty production from agencies appointed since the beginning of 2016.

•
1,675 agency relationships in 2,203 reporting locations marketing property casualty insurance products at June 30, 2017, compared with 1,614 agency relationships in 2,090 reporting locations at year-end 2016. During the first six months of 2017, new agency appointments included 66 agencies that market most or all of our property casualty insurance products and 64 that market only our personal lines products.

•
1.0 percentage-point improvement in the second-quarter 2017 combined ratio and a 3.6 percentage-point increase for the six-month period, including a second-quarter decrease of 5.0 points and a six-month increase of 0.5 points for losses from natural catastrophes. Combined ratios for both 2017 periods included an increase of approximately 1 percentage point from a higher amount of 2017 noncatastrophe weather losses.

•	3.2 percentage-point second-quarter 2017 benefit from favorable prior accident year reserve development of $38 million, compared with 4.4 points or $49 million for second-quarter 2016.

•	3.3 percentage-point six-month 2017 benefit from favorable prior accident year reserve development, compared with 5.0 points for the 2016 period.

•
1.1 percentage-point increase, to 61.0 percent, for the six-month 2017 ratio of current accident year losses and loss expenses before catastrophes, including an increase of approximately 1 point from a higher amount of 2017 noncatastrophe weather losses.

CINF 2Q17 Release 3

•
No change in the first-half 2017 underwriting expense ratio, compared with the same period of 2016, as higher earned premiums and ongoing expense management efforts offset strategic investments that include enhancement of underwriting expertise.

CINF 2Q17 Release 4

Commercial Lines Insurance Results

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2017	2016	% Change	2017	2016	% Change
Earned premiums	$796	$771	3	$1,577	$1,531	3
Fee revenues	1	1	0	2	2	0
Total revenues	797	772	3	1,579	1,533	3

Loss and loss expenses	519	500	4	1,054	969	9
Underwriting expenses	254	246	3	503	488	3
Underwriting profit	$24	$26	(8)	$22	$76	(71)

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	65.2%	64.9%	0.3	66.9%	63.3%	3.6
Underwriting expenses	31.9	31.9	0.0	31.9	31.9	0.0
Combined ratio	97.1%	96.8%	0.3	98.8%	95.2%	3.6

			% Change			% Change
Agency renewal written premiums	$729	$718	2	$1,501	$1,476	2
Agency new business written premiums	99	93	6	202	180	12
Other written premiums	(15)	(14)	(7)	(25)	(32)	22
Net written premiums	$813	$797	2	$1,678	$1,624	3

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	59.7%	55.7%	4.0	60.4%	58.6%	1.8
Current accident year catastrophe losses	8.7	16.8	(8.1)	8.7	10.4	(1.7)
Prior accident years before catastrophe losses	(3.0)	(7.4)	4.4	(1.6)	(5.3)	3.7
Prior accident years catastrophe losses	(0.2)	(0.2)	0.0	(0.6)	(0.4)	(0.2)
Loss and loss expense ratio	65.2%	64.9%	0.3	66.9%	63.3%	3.6

Current accident year combined ratio before catastrophe losses	91.6%	87.6%	4.0	92.3%	90.5%	1.8

•
$16 million or 2 percent increase in second-quarter 2017 commercial lines net written premiums, including higher renewal and new business written premiums. Three percent increase in six-month net written premiums.

•
$11 million or 2 percent rise in second-quarter renewal written premiums, with commercial lines average renewal pricing increases in the low-single-digit percent range, up slightly from the first quarter of 2017, and including commercial auto increases in the high-single-digit range.

•	$6 million or 6 percent increase in second-quarter 2017 new business written by agencies, reflecting growth for each major line of business. For the six-month period, the increase was 12 percent.

•
0.3 and 3.6 percentage-point second-quarter and six-month 2017 combined ratio increases, including decreases of 8.1 and 1.9 points for losses from natural catastrophes. Combined ratios for both 2017 periods rose approximately 1 percentage point from a higher amount of 2017 noncatastrophe weather losses.

•	3.2 percentage-point second-quarter 2017 benefit from favorable prior accident year reserve development of $26 million, compared with 7.6 points or $58 million for second-quarter 2016.

•	2.2 percentage-point six-month 2017 benefit from favorable prior accident year reserve development, compared with 5.7 points for the 2016 period.

CINF 2Q17 Release 5

Personal Lines Insurance Results

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2017	2016	% Change	2017	2016	% Change
Earned premiums	$307	$288	7	$607	$571	6
Fee revenues	1	1	0	3	2	50
Total revenues	308	289	7	610	573	6

Loss and loss expenses	242	224	8	473	397	19
Underwriting expenses	90	85	6	176	168	5
Underwriting (loss) profit	$(24)	$(20)	20	$(39)	$8	nm

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	79.1%	78.0%	1.1	78.0%	69.5%	8.5
Underwriting expenses	29.3	29.5	(0.2)	29.0	29.4	(0.4)
Combined ratio	108.4%	107.5%	0.9	107.0%	98.9%	8.1

			% Change			% Change
Agency renewal written premiums	$318	$302	5	$563	$538	5
Agency new business written premiums	45	34	32	79	59	34
Other written premiums	(6)	(6)	0	(12)	(11)	(9)
Net written premiums	$357	$330	8	$630	$586	8

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	64.6%	62.5%	2.1	64.3%	63.0%	1.3
Current accident year catastrophe losses	15.8	12.1	3.7	15.9	7.9	8.0
Prior accident years before catastrophe losses	(0.9)	3.1	(4.0)	(1.8)	(1.2)	(0.6)
Prior accident years catastrophe losses	(0.4)	0.3	(0.7)	(0.4)	(0.2)	(0.2)
Loss and loss expense ratio	79.1%	78.0%	1.1	78.0%	69.5%	8.5

Current accident year combined ratio before catastrophe losses	93.9%	92.0%	1.9	93.3%	92.4%	0.9

•
$27 million or 8 percent increase in second-quarter 2017 personal lines net written premiums, reflecting growth in new business and higher renewal written premiums that benefited from rate increases averaging in the mid-single-digit percent range, including personal auto increases near the high end of the mid-single-digit range. Eight percent increase in six-month net written premiums.

•
$11 million or 32 percent growth in second-quarter new business written by agencies and 34 percent growth for the first six months of 2017. The growth was largely due to expanding our share of business from agencies’ high net worth clients, including an increase of approximately $7 million during the second quarter of 2017.

•
0.9 and 8.1 percentage-point second-quarter and six-month 2017 combined ratio increases, including increases of 3.0 and 7.8 points for losses from natural catastrophes. The second-quarter 2017 combined ratio also rose 6.1 percentage points, and the six-month ratio by 2.2 points, from a higher amount of 2017 noncatastrophe large losses of $1 million or more per claim.

•
1.3 percentage-point second-quarter 2017 benefit from favorable prior accident year reserve development of $3 million, compared with 3.4 points or $10 million of unfavorable development for second-quarter 2016.

•	2.2 percentage-point six-month 2017 benefit from favorable prior accident year reserve development, compared with 1.4 points for the 2016 period.

CINF 2Q17 Release 6

Excess and Surplus Lines Insurance Results

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2017	2016	% Change	2017	2016	% Change
Earned premiums	$52	$45	16	$100	$88	14
Fee revenues	1	—	nm	1	—	nm
Total revenues	53	45	18	101	88	15

Loss and loss expenses	20	27	(26)	34	40	(15)
Underwriting expenses	14	13	8	30	26	15
Underwriting profit	$19	$5	280	$37	$22	68

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	38.5%	58.0%	(19.5)	33.9%	45.2%	(11.3)
Underwriting expenses	27.7	29.4	(1.7)	30.4	29.4	1.0
Combined ratio	66.2%	87.4%	(21.2)	64.3%	74.6%	(10.3)

			% Change			% Change
Agency renewal written premiums	$43	$37	16	$83	$71	17
Agency new business written premiums	21	16	31	37	29	28
Other written premiums	(3)	(2)	(50)	(6)	(4)	(50)
Net written premiums	$61	$51	20	$114	$96	19

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	54.2%	56.7%	(2.5)	54.8%	59.8%	(5.0)
Current accident year catastrophe losses	0.9	3.2	(2.3)	1.1	1.9	(0.8)
Prior accident years before catastrophe losses	(17.0)	(1.9)	(15.1)	(22.0)	(16.4)	(5.6)
Prior accident years catastrophe losses	0.4	0.0	0.4	0.0	(0.1)	0.1
Loss and loss expense ratio	38.5%	58.0%	(19.5)	33.9%	45.2%	(11.3)

Current accident year combined ratio before catastrophe losses	81.9%	86.1%	(4.2)	85.2%	89.2%	(4.0)

•
$10 million or 20 percent increase in second-quarter 2017 excess and surplus lines net written premiums, in part reflecting higher renewal written premiums that benefited from rate increases averaging in the low-single-digit percent range. Nineteen percent increase in six-month net written premiums.

•
$5 million or 31 percent increase in second-quarter new business written by agencies and 28 percent growth for the first six months of 2017, reflecting an increase in marketing efforts while continuing to carefully underwrite each policy.

•	21.2 and 10.3 percentage-point second-quarter and six-month 2017 combined ratio improvement, largely due to more favorable prior accident year reserve development.

•	16.6 percentage-point second-quarter 2017 benefit from favorable prior accident year reserve development of $9 million, compared with 1.9 points or $1 million for second-quarter 2016.

•	22.0 percentage-point six-month 2017 benefit from favorable prior accident year reserve development, compared with 16.5 points for the 2016 period.

CINF 2Q17 Release 7

Life Insurance Subsidiary Results

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2017	2016	% Change	2017	2016	% Change
Term life insurance	$41	$38	8	$79	$75	5
Universal life insurance	11	10	10	21	21	0
Other life insurance, annuity, and disability income products	8	11	(27)	17	21	(19)
Earned premiums	60	59	2	117	117	0
Investment income, net of expenses	39	39	0	78	77	1
Realized investment gains and losses, net	(1)	—	nm	3	1	200
Fee revenues	1	1	0	3	2	50
Total revenues	99	99	0	201	197	2
Contract holders’ benefits incurred	60	62	(3)	125	125	0
Underwriting expenses incurred	20	19	5	37	38	(3)
Total benefits and expenses	80	81	(1)	162	163	(1)
Net income before income tax	19	18	6	39	34	15
Income tax	7	6	17	14	12	17
Net income of the life insurance subsidiary	$12	$12	0	$25	$22	14

•
$1 million or 2 percent increase in second-quarter 2017 earned premiums. Growth was largely due to an 8 percent second-quarter 2017 increase and a 5 percent six-month increase for term life insurance, our largest life insurance product line.

•	$3 million improvement in six-month 2017 life insurance subsidiary net income, largely due to an increase in realized investment gains.

•	$43 million or 5 percent six-month 2017 increase to $981 million in GAAP shareholders’ equity for the life insurance subsidiary, largely reflecting net income of $25 million.

CINF 2Q17 Release 8

Investment and Balance Sheet Highlights
Investments Results

(Dollars in millions)	Three months ended June 30,			Six months ended June 30,
	2017	2016	% Change	2017	2016	% Change
Investment income, net of expenses	$151	$149	1	$300	$294	2
Investment interest credited to contract holders’	(23)	(22)	(5)	(46)	(44)	(5)
Realized investment gains and losses, net	(11)	44	nm	149	105	42
Investments profit	$117	$171	(32)	$403	$355	14

Investment income:
Interest	$111	$110	1	$222	$219	1
Dividends	42	41	2	81	78	4
Other	1	—	nm	2	1	100
Less investment expenses	3	2	50	5	4	25
Investment income, pretax	151	149	1	300	294	2
Less income taxes	36	35	3	71	70	1
Total investment income, after-tax	$115	$114	1	$229	$224	2

Investment returns:
Average invested assets plus cash and cash equivalents	$16,447	$15,223		$16,298	$15,014
Average yield pretax	3.67%	3.92%		3.68%	3.92%
Average yield after-tax	2.80	3.00		2.81	2.98
Effective tax rate	23.7	23.9		23.6	23.8
Fixed-maturity returns:
Average amortized cost	$10,044	$9,480		$9,953	$9,421
Average yield pretax	4.42%	4.64%		4.46%	4.65%
Average yield after-tax	3.23	3.38		3.26	3.38
Effective tax rate	26.8	27.3		26.9	27.3

•	$2 million or 1 percent rise in second-quarter 2017 pretax investment income, including 2 percent growth in equity portfolio dividends and 1 percent growth in interest income.

•
$221 million or 8 percent second-quarter 2017 increase in pretax net unrealized investment portfolio gains, including a $145 million increase for the equity portfolio. The total increase included the effect of $1 million of pretax net realized losses from investment portfolio security sales or called bonds during the second quarter of 2017, including $4 million from the equity portfolio.

CINF 2Q17 Release 9

Balance Sheet Highlights

(Dollars in millions except share data)	At June 30,	At December 31,
	2017	2016
Total investments	$16,394	$15,500
Total assets	21,238	20,386
Short-term debt	17	20
Long-term debt	787	787
Shareholders’ equity	7,373	7,060
Book value per share	44.97	42.95
Debt-to-total-capital ratio	9.8%	10.3%

•	$17.000 billion in consolidated cash and total investments at June 30, 2017, up 4 percent from $16.277 billion at year-end 2016.

•
$10.502 billion bond portfolio at June 30, 2017, with an average rating of A2/A. Fair value increased $201 million or 2 percent during the second quarter of 2017, including $108 million in net purchases of fixed-maturity securities.

•
$5.799 billion equity portfolio was 35.4 percent of total investments, including $2.581 billion in pretax net unrealized gains at June 30, 2017. Second-quarter 2017 increase in fair value of $123 million or 2 percent.

•
$4.790 billion of statutory surplus for the property casualty insurance group at June 30, 2017, up $104 million from $4.686 billion at year-end 2016, after declaring $190 million in dividends to the parent company. For the 12 months ended June 30, 2017, the ratio of net written premiums to surplus was 1.0-to-1, matching year-end 2016.

•
$0.90 three-month 2017 increase in book value per share, including additions of $0.65 from net income before realized gains and $0.83 from investment portfolio realized gains and changes in unrealized gains that were partially offset by deductions of $0.50 from dividends declared to shareholders and $0.08 for other items.

•
Value creation ratio of 7.0 percent for the first six months of 2017, reflecting 2.9 percent from net income before net realized investment gains, which includes underwriting and investment income, and 4.6 percent from investment portfolio realized gains and changes in unrealized gains.

For additional information or to register for our conference call webcast, please visit cinfin.com/investors.

About Cincinnati Financial
Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                        Street Address:
P.O. Box 145496                        6200 South Gilmore Road
Cincinnati, Ohio 45250-5496                    Fairfield, Ohio 45014-5141

CINF 2Q17 Release 10

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2016 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 29.

Factors that could cause or contribute to such differences include, but are not limited to:

•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims or development of claims that are unforeseen at the time of policy issuance

•	Inadequate estimates, assumptions or reliance on third-party data used for critical accounting estimates

•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value

•
Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Domestic and global events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:

◦	Significant or prolonged decline in the fair value of a particular security or group of securities and impairment of the asset(s)

◦	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

◦	Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities

•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies

•	Difficulties with technology or data security breaches, including cyberattacks, that could negatively affect our ability to conduct business and our relationships with agents, policyholders and others

•	Disruption of the insurance market caused by technology innovations such as driverless cars that could decrease consumer demand for insurance products

•
Delays, inadequate data developed internally or from third parties, or performance inadequacies from ongoing development and implementation of underwriting and pricing methods, including telematics and other usage-based insurance methods, or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness

•	Increased competition that could result in a significant reduction in the company’s premium volume

•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•
Inability to obtain adequate ceded reinsurance on acceptable terms, amount of reinsurance coverage purchased, financial strength of reinsurers and the potential for nonpayment or delay in payment by reinsurers

•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability

•	Inability of our subsidiaries to pay dividends consistent with current or past levels

•
Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

◦	Downgrades of the company’s financial strength ratings

◦	Concerns that doing business with the company is too difficult

◦	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

◦	Inability or unwillingness to nimbly develop and introduce coverage product updates and innovations that our competitors offer and consumers expect to find in the marketplace

•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:

CINF 2Q17 Release 11

◦	Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates

◦	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

◦	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

◦
Add assessments for guaranty funds, other insurance‑related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

◦	Increase our provision for federal income taxes due to changes in tax law

◦	Increase our other expenses

◦	Limit our ability to set fair, adequate and reasonable rates

◦	Place us at a disadvantage in the marketplace

◦	Restrict our ability to execute our business model, including the way we compensate agents

•	Adverse outcomes from litigation or administrative proceedings

•
Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•
Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, global, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

* * *

CINF 2Q17 Release 12

Cincinnati Financial Corporation
Condensed Consolidated Balance Sheets and Statements of Income (unaudited)

(Dollars in millions)			June 30,	December 31,
			2017	2016
Assets
Investments			$16,394	$15,500
Cash and cash equivalents			606	777
Premiums receivable			1,651	1,533
Reinsurance recoverable			532	545
Deferred policy acquisition costs			678	637
Other assets			1,377	1,394
Total assets			$21,238	$20,386

Liabilities
Insurance reserves			$7,983	$7,756
Unearned premiums			2,461	2,307
Deferred income tax			1,021	865
Long-term debt and capital lease obligations			826	826
Other liabilities			1,574	1,572
Total liabilities			13,865	13,326

Shareholders’ Equity
Common stock and paid-in capital			1,646	1,649
Retained earnings			5,174	5,037
Accumulated other comprehensive income			1,925	1,693
Treasury stock			(1,372)	(1,319)
Total shareholders' equity			7,373	7,060
Total liabilities and shareholders' equity			$21,238	$20,386

(Dollars in millions except per share data)	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Revenues
Earned premiums	$1,241	$1,173	$2,449	$2,327
Investment income, net of expenses	151	149	300	294
Realized investment gains and losses, net	(11)	44	149	105
Other revenues	5	5	11	9
Total revenues	1,386	1,371	2,909	2,735

Benefits and Expenses
Insurance losses and contract holders' benefits	854	821	1,707	1,545
Underwriting, acquisition and insurance expenses	387	366	764	726
Interest expense	13	13	26	26
Other operating expenses	4	5	8	7
Total benefits and expenses	1,258	1,205	2,505	2,304

Income Before Income Taxes	128	166	404	431

Provision for Income Taxes	28	43	103	120

Net Income	$100	$123	$301	$311

Per Common Share:
Net income—basic	$0.61	$0.75	$1.83	$1.89
Net income—diluted	0.60	0.74	1.81	1.87

CINF 2Q17 Release 13

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
(See attached tables for reconciliations; additional prior-period reconciliations available at cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP measures to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; supplement reporting segment disclosures with disclosures for a subsidiary company or for a combination of subsidiaries or reporting segments; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•
Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•
Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this non-GAAP measure is a useful supplement to GAAP information, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.

•
Consolidated property casualty insurance results: To supplement reporting segment disclosures related to our property casualty insurance operations, we also evaluate results for those operations on a basis that includes results for our property casualty insurance and brokerage services subsidiaries. That is the total of our commercial lines, personal lines and our excess and surplus lines segment plus our reinsurance assumed operations.

•
Life insurance subsidiary results: To supplement life insurance reporting segment disclosures related to our life insurance operation, we also evaluate results for that operation on a basis that includes life insurance subsidiary investment income, or investment income plus net realized investment gains, that are also included in our investments reporting segment. We recognize that assets under management, capital appreciation and investment income are integral to evaluating the success of the life insurance segment because of the long duration of life products.

•
Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•
Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

CINF 2Q17 Release 14

Cincinnati Financial Corporation
Balance Sheet Reconciliation

(Dollars are per share)	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Value creation ratio:
End of period book value	$44.97	$42.37	$44.97	$42.37
Less beginning of period book value	44.07	40.96	42.95	39.20
Change in book value	0.90	1.41	2.02	3.17
Dividend declared to shareholders	0.50	0.48	1.00	0.96
Total value creation	$1.40	$1.89	$3.02	$4.13

Value creation ratio from change in book value*	2.1%	3.4%	4.7%	8.1%
Value creation ratio from dividends declared to shareholders**	1.1	1.2	2.3	2.4
Value creation ratio	3.2%	4.6%	7.0%	10.5%

* Change in book value divided by the beginning of period book value
** Dividend declared to shareholders divided by beginning of period book value

Net Income Reconciliation

(Dollars in millions except per share data)	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net income	$100	$123	$301	$311
Less:
Realized investment gains and losses, net	(11)	44	149	105
Income tax on realized investment gains	4	(16)	(53)	(37)
Realized investment gains and losses, after-tax	(7)	28	96	68
Operating income	$107	$95	$205	$243

Diluted per share data:
Net income	$0.60	$0.74	$1.81	$1.87
Less:
Realized investment gains and losses, net	(0.06)	0.26	0.90	0.63
Income tax on realized investment gains	0.02	(0.09)	(0.32)	(0.22)
Realized investment gains and losses, after-tax	(0.04)	0.17	0.58	0.41
Operating income	$0.64	$0.57	$1.23	$1.46

CINF 2Q17 Release 15

Cincinnati Financial Corporation

Life Insurance Reconciliation

(Dollars in millions)	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Net income of the life insurance subsidiary	$12	$12	$25	$22
Realized investment gains and losses, net	(1)	—	3	1
Income tax on realized investment gains	—	—	1	—
Operating income	13	12	23	21

Investment income, net of expenses	(39)	(39)	(78)	(77)
Investment income credited to contract holders’	23	22	46	44
Income tax on investment income and investment income credited to contract holders’	7	6	13	12
Life insurance segment profit	$4	$1	$4	$—

CINF 2Q17 Release 16

Cincinnati Financial Corporation

Property Casualty Insurance Reconciliation

(Dollars in millions)	Three months ended June 30, 2017
	Consolidated	Commercial	Personal	E&S	Cincinnati Re
Premiums:
Written premiums	$1,271	$813	$357	$61	$40
Unearned premiums change	(90)	(17)	(50)	(9)	(14)
Earned premiums	$1,181	$796	$307	$52	$26

Statutory ratios:
Combined ratio	97.2%	96.4%	105.8%	67.1%	82.6%
Contribution from catastrophe losses	9.8	8.5	15.4	1.3	0.3
Combined ratio excluding catastrophe losses	87.4%	87.9%	90.4%	65.8%	82.3%

Commission expense ratio	18.2%	17.8%	16.6%	25.8%	29.5%
Other underwriting expense ratio	11.7	13.4	10.1	2.8	5.2
Total expense ratio	29.9%	31.2%	26.7%	28.6%	34.7%

GAAP ratios:
Combined ratio	98.3%	97.1%	108.4%	66.2%	79.9%
Contribution from catastrophe losses	9.8	8.5	15.4	1.3	0.3
Prior accident years before catastrophe losses	(3.0)	(3.0)	(0.9)	(17.0)	(1.2)
Current accident year combined ratio before catastrophe losses	91.5%	91.6%	93.9%	81.9%	80.8%

(Dollars in millions)	Six months ended June 30, 2017
	Consolidated	Commercial	Personal	E&S	Cincinnati Re
Premiums:
Written premiums	$2,502	$1,678	$630	$114	$80
Unearned premiums change	(170)	(101)	(23)	(14)	(32)
Earned premiums	$2,332	$1,577	$607	$100	$48

Statutory ratios:
Combined ratio	97.9%	97.3%	106.6%	64.5%	75.7%
Contribution from catastrophe losses	9.5	8.1	15.5	1.1	(1.9)
Combined ratio excluding catastrophe losses	88.4%	89.2%	91.1%	63.4%	77.6%

Commission expense ratio	18.1%	17.3%	17.8%	26.7%	25.9%
Other underwriting expense ratio	12.0	13.1	10.8	3.9	6.7
Total expense ratio	30.1%	30.4%	28.6%	30.6%	32.6%

GAAP ratios:
Combined ratio	99.0%	98.8%	107.0%	64.3%	79.1%
Contribution from catastrophe losses	9.5	8.1	15.5	1.1	(1.9)
Prior accident years before catastrophe losses	(2.7)	(1.6)	(1.8)	(22.0)	(6.2)
Current accident year combined ratio before catastrophe losses	92.2%	92.3%	93.3%	85.2%	87.2%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on dollar amounts in thousands.

CINF 2Q17 Release 17